EXHIBIT 10.13

CREDIT LINE AGREEMENT

AGREEMENT made as of the 19th day of September 2011, by and between ChatChing Inc ("Borrower" or the "Company"), a Florida corporation with an office  address of 1061 E Indiantown Rd Ste 400, Jupiter FL and Nickolas Palin ("Lender") with an address of 19670 Beach Rd., Jupiter, FL  33458.

W I T N E S S E T H

1. LINE OF CREDIT. Lender hereby establishes for a period extending to December 31, 2011 (the "MATURITY DATE") a revolving line of credit (the "CREDIT LINE") for Borrower in the principal amount of One Hundred Twenty Five Thousand Dollars ($125,000.00) (the "CREDIT LIMIT"). .

2. ADVANCES. Any request for an Advance may be made from time to time and in such amounts as Borrower may choose; provided, however, any requested Advance will not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit. Requests for Advances may be made orally or in writing by such officer of Borrower authorized by it to request such Advances. Until such time as Lender may be notified otherwise, Borrower hereby authorizes its president or any vice president to request Advances. Lender may deposit or credit the amount of any requested Advance to Borrower's checking account with Lender. Lender may refuse to make any requested Advance if an event of default has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event bas occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default hereunder as of such dates.

The funds from the Advances will be used by the Borrower for operating expenses in connection with the operations of the Borrower.

3. INTEREST. All sums advanced pursuant to this Agreement shall bear interest from the date each Advance is made until paid in full at the rate of zero percent (0%) per annum, simple interest (the "EFFECTIVE RATE").

4. REPAYMENT. Borrower shall pay the outstanding principal balance shall be due and payable on the Maturity Date. Borrower may prepay principal at any time without penalty.

5. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make the advances provided for herein, Borrower represents and warrants to Lender as follows:

a. Borrower is a duly organized, validly existing, and in good standing under the laws of the State of Washington with the power to own its assets and to transact business in such other states where its business is conducted.

b. Borrower has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

c. The execution, delivery and performance of this Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, article of incorporation, by-law, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets.

d. There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse affect on the financial condition of Borrower or the operation of its business.

6. EVENTS OF DEFAULT. An event of default will occur if any of the following events occurs;

a. Failure to pay any principal or interest hereunder within ten (10) days after the same becomes due.

b. Any representation or warranty made by Borrower in this Agreement or in connection with any borrowing or request for an Advance hereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made.

c. Default by Borrower in the observance or performance of any other covenant or agreement contained in this Agreement, other than a default constituting a separate and distinct event of default under this Paragraph 6.

d. Filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing.

e. Filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

7. REMEDIES. Upon the occurrence of an event of default as defined above, Lender may declare the entire unpaid principal balance to be immediately due and payable without presentment, demand, protest, or other notice of any kind. Lender may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorney's fees.

8. GENERAL PROVISIONS. All representations and warranties made in this Agreement and the Promissory Note and in any certificate delivered pursuant thereto shall survive the execution and delivery of this Agreement and the making of any loans hereunder. This Agreement will be binding upon and inure to the benefit of Borrower and Lender, their respective successors and assigns, except that Borrower may not assign or transfer its rights or delegate its duties hereunder without the prior written consent of Lender. This Agreement, the Promissory Note, and all documents and instruments associated herewith will be governed by and construed and interpreted in accordance with the laws of the State of California. Time is of the essence hereof. This Agreement will be deemed to express, embody, and supersede any previous understanding, agreements, or commitments, whether written or oral, between the parties with respect to the general subject matter hereof. This Agreement may not be amended or modified except in writing signed by the parties.

EXECUTED on the day and year first written above.

Borrower: ChatChing, Inc.

/s/ Steven L. Pfirman
Steven L. Pfirman, President

Lender:

/s/ Nickolas Palin
Nickolas Palin